EXHIBIT 10.5

Time Inc.

EXCESS BENEFIT PENSION PLAN

(Originally Effective January 1, 1976 and

Amended and Restated Herein as of the Separation Date)

Time Inc.

Excess Benefit Pension Plan

i

ARTICLE VI. ADMINISTRATION AND FIDUCIARY DUTIES		6

6.1	The Committee	6
6.2	Benefits Officer	7
6.3	Indemnification	7
6.4	Expenses of Administration	7
6.5	Allocation of Benefit Payment Expenses	7
6.6	Reliance on Information	7
6.7	No Liability for Acts of Others	7

ARTICLE VII. CLAIMS PROCEDURE		8

7.1	Participant or Beneficiary Request for Claim	8
7.2	Insufficiency of Information	8
7.3	Request Notification	8
7.4	Extensions	8
7.5	Claim Review	8
7.6	Time Limitation on Review	9
7.7	Special Circumstances	9
7.8	Legal Actions	9

ARTICLE VIII. AMENDMENT AND TERMINATION		9

8.1	Amendments	9
8.2	Termination or Suspension	9
8.3	Participants’ Rights to Payment	10

ARTICLE IX. PARTICIPATING COMPANIES		10

ARTICLE X. GENERAL PROVISIONS		10

10.1	Participants’ and Beneficiaries’ Rights Unsecured	10
10.2	Non-Assignability	10
10.3	Affiliate Ceasing to be Such	11
10.4	No Rights Against the Company	11
10.5	Withholding	11
10.6	No Guarantee of Tax Consequences	11
10.7	Severability	11
10.8	Governing Law; Interpretation	11
10.9	Compliance with Section 409A of the Code	11

ii

TIME INC.

EXCESS BENEFIT PENSION PLAN

(Amended and Restated as of the Separation Date)

ARTICLE I

ESTABLISHMENT OF THE PLAN

1.1. Establishment of Plan. The Company hereby adopts this Plan, which shall be known as the Time Inc. Excess Benefit Pension Plan.

1.2. Plan History. The Plan was previously incorporated as part of the Time Warner Excess Benefit Pension Plan which was originally adopted on January 1, 1976 and has been amended and restated from time to time, including by this amendment and restatement as the Time Inc. Excess Benefit Pension Plan. Effective after June 30, 2010, the Time Warner Pension Plan was closed to new participation and benefit service was frozen so that a Participant could not accrue additional benefits due to additional service. Consequently, individuals who were not participants in the Time Warner Pension Plan on June 30, 2010 could not become Participants in the Time Warner Excess Benefit Pension Plan. Effective after December 31, 2013, the Time Warner Pension Plan and the Time Warner Excess Benefit Pension Plan each were amended to freeze “average annual compensation” so that the benefit under the applicable plan could not grow due to any future pay increases after that date. Accordingly, this Plan is a “frozen” plan under which there can be no benefit accruals and no new Participants.

1.3. Purpose of Plan. The purpose of the Plan is to provide for the payment of Participant benefits that accrued originally under the Time Warner Excess Benefit Pension Plan. Prior to this restatement, the purpose of the Plan was to (a) provide Participants with benefits in excess of those benefits which may be provided under an Employing Company’s tax-qualified defined benefit pension plan, due to limitations on benefits imposed by Section 415 of the Code, and (b) provide Participants with certain benefits based on a compensation level which is not limited by the compensation amount set forth in Section 401(a)(17) of the Code as such section was amended, effective January 1, 1994, by the Omnibus Budget Reconciliation Act of 1993.

ARTICLE II

DEFINITIONS

Whenever used in the Plan, the following terms shall have the respective meanings set forth below unless otherwise expressly provided, and when the defined meaning is intended, the term is capitalized.

2.1. “Affiliate” means an Employing Company and any entity affiliated with the Employing Company within the meaning of Code Section 414(b) with respect to controlled groups of corporations, Section 414(c) with respect to trades or businesses under common control with the Employing Company, and Section 414(m) with respect to affiliated service groups, and any other entity required to be aggregated with an Employing Company pursuant to regulations under Section 414(o) of the Code.

2.2. “Beneficiary” means one or more beneficiaries designated by a Participant to receive benefits payable under the Plan after his or her death. The Participant beneficiary designations in effect under the Time Warner Excess Benefit Pension Plan, which are set forth on Appendix A, shall remain in effect under the Plan unless and until a Participant revokes or modifies such designation in a form and manner required by or acceptable to the Administrative Committee and shall in any event not be effective until it is actually received by a member of the Administrative Committee or its delegate.

2.3. “Benefits Officer” means the most senior officer of the Company who is responsible for the Company’s human resources function.

2.4. “Claims Administrator” means the person or persons designated by the Administrative Committee to be responsible for ministerial functions related to day to day administration of the Plan. If no Claims Administrator has been so designated, then the Administrative Committee shall be the Claims Administrator.

2.5. “Code” means the Internal Revenue Code of 1986, as amended.

2.6. “Committee” means the committee appointed by the Company as provided in Section 6.1 herein.

2.7. “Company” means Time Inc. or any successor thereto.

2.8. “Compensation Limit” means the compensation limit of Section 401(a)(17) of the Code, as adjusted under Section 401(a)(17)(B) of the Code for increases in the cost of living.

2.9. “Employee” means “Employee” as defined in the Pension Plan.

2.10. “Employing Company” means the Company and each subsidiary of the Company that has been authorized by the Benefits Officer to participate in the Plan and has adopted the Plan. The Employing Companies on the Separation Date are listed in Appendix B.

2.11. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.12. “Participant” shall have the meaning set forth in Section 3.2.

2.13. “Pension Plan” means a qualified defined benefit pension plan that, prior to the Separation Date, was maintained by Time Warner Inc. or an affiliate of Time Warner Inc. and in which any Employing Company participated in and that has been designated as a Pension Plan by the Time Warner Inc. or the Time Warner Benefits Officer.

2.14. “Plan” means this plan, the Time Inc. Excess Benefit Pension Plan, as set forth herein and as it may be amended from time to time.

2.15. “Separation Date” means the effective date of the separation of the Company from Time Warner Inc.’s controlled group which is expected to be immediately after 11:59 p.m. Eastern Daylight Time, June 6, 2014.

2.16. “Separation From Service” means termination of employment with the Company or an Affiliate that also constitutes a “separation from service” under Section 409A(a)(2)(A)(i) of the Code; provided, however, that for purposes for determining the controlled group of entities comprising the Participant’s employer under Treas. Reg. Section 1.409A-1(h)(3), the determination shall be made pursuant to the test for controlled groups under Sections 414(b) and (c) of the Code, using a common control ownership threshold of “at least 80%” ownership, rather than “at least 50%” ownership.

2.17. “Time Warner Benefits Officer” means the Benefits Officer of the Time Warner Excess Benefit Pension Plan.

ARTICLE III

ELIGIBILITY

3.1. Eligibility. The Plan is a frozen plan. No individual is eligible to become a Participant in the Plan if he or she is not a Participant as described in Section 3.2.

3.2. Participation. A Participant is an individual who:

(a) Immediately prior to the Separation Date is a participant in the Time Warner Excess Benefit Pension Plan; and

(b) Either:

(1) Is an Employee of an Employing Company at any time on or after January 1, 2014 through the Separation Date (including any Employee who transferred from any Affiliate of Time Warner Inc. to the Company or an Employing Company, but excluding any Employee who was employed by any such Affiliate that was not an Employing Company on the Separation Date); or

(2) Is a former Employee of the Company or a subsidiary of the Company who was receiving salary continuation payments under a severance plan or arrangement of the Company or any subsidiary on December 31, 2013.

(c) A list of the Plan’s Participants as of the Separation Date is set forth on Appendix A.

ARTICLE IV

BENEFITS

4.1. Amount of Benefit.

(a) The benefit payable under the Plan to a Participant or his or her Beneficiary who is entitled to receive payments under the Pension Plan shall be equal to:

(1) The amount, if any, by which the annual benefit (determined without regard to any actuarial increase to which such Participant or Beneficiary would be entitled on account of retirement after attainment of age 65) which would be payable to, or with respect to, such Participant or Beneficiary under the Pension Plan if the provisions set forth in the Pension Plan to comply with the limitations of Section 415 of the Code were not applicable, exceeds:

(2) The amount of benefit actually payable (or, with respect to a Participant who is receiving minimum distributions under the Pension Plan required under Section 401(a)(9) of the Code, the amount of benefit payable without regard to any adjustment for offsets allowed under the minimum distributions rules of Section 401(a)(9) of the Code) to, or with respect to, such Participant or Beneficiary under the Pension Plan.

(b) In determining the annual benefit under the Pension Plan for purposes of Section 4.1(a) of the Plan: (i) compensation in excess of the Compensation Limit shall be counted, up to a maximum compensation of $250,000 for 1994; (ii) for calendar years after 1994, such $250,000 maximum compensation shall be increased by 5% annually for each year, but shall in no event exceed $350,000; and (iii) regular annual bonuses deferred under the Time Warner Inc. Deferred Compensation Plan or pursuant to an individual employment agreement with Time Warner Inc. or an affiliate of Time Warner Inc. shall be included to the extent such bonuses would have been included in compensation under the Pension Plan, were it not for the Compensation Limit applicable to the Pension Plan and the fact that such bonuses were deferred, but assuming that the maximum compensation in effect for the Pension Plan had been as specified in (b)(i) and (ii).

(c) In addition, in determining the annual benefit under the Pension Plan for purposes of Section 4.1(a) of the Plan, any Regular Death Benefits provided under a Pension Plan shall be disregarded.

(d) The amount of each Participant’s benefit as of the Separation Date is set forth on Appendix A.

4.2. Applicability of Pension Plan Rules. The interpretation of any rules regarding eligibility, participation and vesting under this Plan shall be interpreted consistently with the interpretation of any such rules regarding eligibility, participation and vesting of the Pension Plan with respect to which the benefit hereunder is applicable shall also apply to this Plan, except for any Pension Plan amendments, interpretations or rules that become effective on or after the Separation Date.

ARTICLE V

PAYMENT OF BENEFITS

5.1. Payment of Benefits. In the event of the Participant’s Separation From Service, the Participant’s benefit shall be distributed as follows:

(a) Each Participant has been permitted to designate, in an election form provided by Time Warner Inc., whether his or her benefits under this Plan shall be distributed to such Participant or Beneficiary either in (i) a single lump sum or (ii) 120 equal monthly installments, in either case, in an amount or amounts actuarially equivalent to the amounts payable under Section 4.1 hereof, based on such actuarial tables and interest rates as are adopted from time to time under the Pension Plan for the purpose of computing such equivalencies. If the Committee determines that a Participant’s election under the Plan was made in a manner that did not comply with Section 409A of the Code or otherwise did not comply with applicable Plan rules, benefits shall be paid in a single lump sum payment on the first day of the month following a period of six (6) full calendar months following the date of the Participant’s Separation From Service (or within 30 days thereafter).

(b) Except as otherwise required to comply with Section 409A of the Code or as required by a grandfathered Plan provisions applicable to a Participant, the payment(s) described under Section 5.1(a) above shall be made or commence on the first day of the month following a period of six (6) full calendar months following the date of the Participant’s Separation From Service (or within 30 days thereafter), and any subsequent annual installment payments shall be paid on the anniversaries of the date of such first payment (or within 30 days thereafter).

(c) Notwithstanding the forgoing, the Committee may, in its sole and absolute discretion permit Participants to change their elections under the Plan; provided that such election changes comply with Section 409A of the Code or the transitional relief rules promulgated by the Treasury Department thereunder.

5.2. No Suspended Benefits. In the event a Participant who is receiving payments pursuant to Section 5.1 returns to employment with an Employing Company in whose employ he accrued such benefits or an entity affiliated within the meaning of Sections 414(b), (c), (m) or (o) of the Code with such Employing Company, payments under the Plan shall not be suspended under the suspension of benefits provision of the Pension Plan, and payment of benefits shall continue in accordance with the election provided for in Section 5.1(a).

5.3. Payment on Account of Death. If a Participant dies with an accrued benefit under the Plan after the date of the Participant’s Separation From Service, 100% of the payments described under Section 4.1 shall be made to his or her Beneficiary and shall be paid to the Participant’s Beneficiary in the form of a single lump sum payment on the first day of the month following a period of six (6) full calendar months following the Participant’s death; provided, however, that if the Participant had already commenced receiving benefits in the form of 120 equal monthly installments, the balance of the accrued benefit shall be paid to the Participant’s Beneficiary in the form of a single lump sum payment on the first day of the month following the Participant’s death (or within 30 days thereafter). If a Participant dies on or prior to the date of his or her Separation From Service, then (in lieu of any amounts otherwise payable under Section 4.1) the Participant’s Beneficiary shall receive a benefit in the form of a single lump sum equal to 100% of the lump sum payment that the Participant would have been entitled to receive under Section 5.1 if the Participant had a Separation From Service (other than due to death) on the date of the Participant’s death; provided, however, that if the Participant is married on the date of the Participant’s death, then such death benefit shall be no less than the actuarial equivalent of a 50% joint and survivor annuity payable to the Beneficiary immediately and payable in accordance with Section 5.1.

ARTICLE VI

ADMINISTRATION AND FIDUCIARY DUTIES

6.1. The Committee.

(a) Plan Administrator. The Plan shall be administered by a Committee which shall consist of not less than three individuals designated by the Benefits Officer. The Benefits Officer may not serve on the Committee. No member of the Committee shall receive any compensation for his or her services as such. Participants may be members of the Committee but may not participate in any decision affecting their own account in any case where the Committee may take discretionary action in the administration of the Plan.

(b) Quorum and Actions of Administrative Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Committee shall be by a vote of a majority of its members present at any meeting or, without a meeting, by instrument in writing signed by all its members. Members of the Committee may participate in a meeting of such Committee by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

(c) Responsibilities. The Committee shall be the administrator of the Plan and shall have all powers necessary to administer the Plan except to the extent that any such powers are vested in any other individual or committee are duly authorized under the Plan. The Committee may from time to time establish rules for the administration of the Plan. The Committee shall have exclusive authority and sole and absolute discretion to interpret the Plan, to determine eligibility for benefits and the amount of benefit payments and to make any factual determinations, resolve factual disputes and decide all matters arising in connection with the interpretation, administration and operation of the Plan or with the determination of eligibility for benefits or the amount of benefit payments. All its rules, interpretations and decisions shall be conclusive and binding on the Company and on Participants and their Beneficiaries to the extent permitted by law.

(d) Delegation by Administrative Committee. The Committee may delegate any of its powers or duties to others as it shall determine (including a Claims Administrator) and may retain counsel, agents and such clerical, accounting, actuarial, recordkeeping or other services as it may require in carrying out the provisions of the Plan.

(e) Committee Records. The Committee shall keep a record of all Plan proceedings and of all payments directed by it to be made to or on behalf of Participants, or Beneficiaries or payments made by it for expenses or otherwise.

6.2. Benefits Officer.

(a) Responsibilities. The Benefits Officer shall be responsible for effecting settlor and ministerial functions on behalf of the Company as provided for in the Plan, including, without limitation, amending and modifying the terms of the Plan and performing ministerial functions with respect to the Plan.

(b) Delegation of Duties. The Benefits Officer may authorize others to execute or deliver any instrument or to make any payment in his or her behalf and may delegate any of his or her powers or duties to others as he or she shall determine. The Benefits Officer may retain such counsel, agents and clerical, medical, accounting and actuarial services as they may require in carrying out his or her functions.

6.3. Indemnification. The Company shall, to the fullest extent permitted by law, indemnify each director, officer or employee of the Company or any Employing Company (including the heirs, executors, administrators and other personal representatives of such person) and each member of the Committee and the Benefits Officer against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving any employee benefit plans of the Company or any Employing Company in any capacity at the request of such company.

6.4. Expenses of Administration. Any expense incurred by the Company, the Committee or the Benefits Officer relative to the administration of the Plan shall be paid by the Company and any of the Employing Companies in such proportions as the Company may direct.

6.5. Allocation of Benefit Payment Expenses. The expense incurred with respect to the benefit payable to a Participant pursuant to Section 4.1 shall be allocated to the Employing Company that employs or employed such Participant at any time between January 1, 2014 and the Separation Date or, if the Participant was a former Employee between December 31, 2013 and the Separation Date, the Employing Company that employed such Participant.

6.6. Reliance on Information. The Committee and Benefits Officer may rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person who is employed or engaged for any purpose in connection with the administration of the Plan.

6.7. No Liability for Acts of Others. Neither the Committee nor Benefits Officer nor any member of the Board or the board of directors (or governing body) of an Affiliate and no employee of the Company or any Affiliate shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or for anything done or omitted to be done in connection with the Plan.

ARTICLE VII

CLAIMS PROCEDURE

7.1. Participant or Beneficiary Request for Claim. Any request for a benefit payable under the Plan shall be made in writing by a Participant or Beneficiary or other claimant (or an authorized representative of any of them), as the case may be, and shall be paid in accordance with the otherwise applicable Plan terms.

7.2. Insufficiency of Information. In the event a request for a benefit that is not otherwise paid contains insufficient information otherwise required by the Plan, the Claims Administrator shall, within a reasonable period after receipt of such request, send a written notification to the claimant setting forth a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary. The claimant’s request shall be deemed filed with the Claims Administrator on the date the Claims Administrator or Committee receives in writing such additional information.

7.3. Request Notification. The Claims Administrator shall make a determination with respect to a request for benefits that was previously denied within ninety (90) days after such request is filed (or within such extended period prescribed below). The Claims Administrator shall notify the claimant whether his or her claim has been granted or whether it has been denied in whole or in part. Such notification shall be in writing and shall be delivered, by mail or otherwise, to the claimant within the time period described above. If the claim is denied in whole or in part, the written notification shall set forth, in a manner calculated to be understood by the claimant:

(i)	The specific reason or reasons for the denial;

(ii)	Specific reference to pertinent provisions of the Plan on which the denial is based; and

(iii)	An explanation of the Plan’s claim review procedure.

Failure by the Claims Administrator to give notification pursuant to this Section within the time prescribed shall be deemed a denial of the request for the purpose of proceeding to the review stage.

7.4. Extensions. If special circumstances require an extension of time for processing the claim, the Claims Administrator shall furnish the claimant with written notice of such extension. Such notice shall be furnished prior to the termination of the initial ninety (90)-day period and shall set forth the special circumstances requiring the extension and the date by which the Claims Administrator expects to render its decision. In no event shall such extension exceed a period of ninety (90) days from the end of such initial ninety (90)-day period.

7.5. Claim Review. A claimant whose request for benefits has been denied by the Claims Administrator in whole or in part, or his or her duly authorized representative, may,

within sixty (60) days after written notification of such denial, file with a reviewer appointed for such purpose by the Committee (or, if none has been appointed, with the Committee itself), with a copy to the Committee, a written request for a review of his or her claim. Such written request shall be deemed filed upon receipt of same by the reviewer.

7.6. Time Limitation on Review. A claimant who timely files a request for review of his or her claim for benefits, or his or her duly authorized representative, may review pertinent documents (upon reasonable notice to the reviewer) and may submit the issues and his or her comments to the reviewer in writing. The reviewer shall, within sixty (60) days after receipt of the written request for review (or within such extended period prescribed below), communicate its decision in writing to the claimant and/or his or her duly authorized representative setting forth, in a manner calculated to be understood by the claimant, the specific reasons for its decision and the pertinent provisions of the Plan on which the decision is based. If the decision is not communicated within the time prescribed, the claim shall be deemed denied on review.

7.7. Special Circumstances. If special circumstances require an extension of time beyond the sixty (60)-day period described above for the reviewer to render his or her decision, the reviewer shall furnish the claimant with written notice of the extension required. Such notice shall be furnished prior to the termination of the initial sixty (60)-day period and shall set forth the special circumstances requiring the extension period. In no event shall such extension exceed a period of sixty (60) days from the end of such initial sixty (60)-day period.

7.8. Legal Actions. In the event a claimant’s request for benefits is denied (or deemed denied) under Section 7.6, such claimant may bring legal action. Evidence presented in such action shall be limited to the administrative record reviewed by the Claims Administrator and Committee in connection with its determination of the claimant’s request under this Article VII. The administrative record shall include evidence timely presented to the Claims Administrator and Committee by the claimant, or his duly authorized representative, pursuant to this Article VII. No legal action at law or equity to recover benefits under the Plan may be filed unless the claimant has complied with and exhausted the administrative procedures under this Article VII, nor may such legal action be filed more than six (6) months after the date on which the claim is denied (or deemed denied) under Section 7.6.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1. Amendments. The Company (by action of the Board) or the Benefits Officer (for the Company and the other Employing Companies) may at any time amend the Plan.

8.2. Termination or Suspension. The continuance of the Plan is not assumed as a contractual obligation of the Company or any other Employing Company. The Company reserves the right (for itself and the other Employing Companies) by action of its board of directors or the Benefits Officer to terminate or suspend the Plan, or to terminate or suspend the Plan with respect to itself or an Employing Company to the extent such termination is permitted under Section 409A of the Code. Any Employing Company may terminate or suspend the Plan with respect to itself by executing and delivering to the Company or the Benefits Officer such documents as the Company or Benefits Officer shall deem necessary or desirable.

8.3. Participants’ Rights to Payment. No termination of the Plan or any amendment thereto shall deprive a Participant or Beneficiary of the right to an aggregate benefit from the Plan and the Pension Plan which is being paid in accordance with the terms of the Plan and the Pension Plan as of the date of such termination or amendment or any aggregate amount which would have been payable to such Participant or Beneficiary under the Plan and the Pension Plan if immediately prior to the adoption of such amendment or termination the person had terminated employment and was entitled to receive benefits under the Pension Plan; provided, however, that in the event of termination of the Plan, or termination of the Plan with respect to the Company or one or more other Employing Companies, the Benefits Officer may accelerate the payment on a uniform basis for all Participants or, in the case of termination of the Plan with respect to one or more Employing Companies, for all Participants of the Company or such other Employing Companies only.

ARTICLE IX

PARTICIPATING COMPANIES

Upon the approval of the Company or the Benefits Officer, the Plan may be adopted by any Affiliate by executing and delivering to the Benefits Officer such documents as the Company or Benefits Officer shall deem necessary or desirable. The provisions of the Plan shall be fully applicable to such entity except as may otherwise be agreed to by such adopting company and the Company or Benefits Officer.

ARTICLE X

GENERAL PROVISIONS

10.1. Participants’ and Beneficiaries’ Rights Unsecured. The right of any Participant or Beneficiary to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets only of the Employing Company that employs or employed the Participant. The benefits under this Plan are not guaranteed by the Pension Benefit Guaranty Corporation, Time Warner Inc., the Company or any other Employing Company. No Employing Company shall be liable for the payment of benefits accrued by another Employing Company except where employment is transferred between Employing Companies and such assumption of liability is expressly assumed. The Company does not guarantee and is not liable for payments of benefits to any Participant or Beneficiary under this Plan.

10.2. Non-Assignability. The right of any person to receive any benefit payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, lien or charge, and any such benefit shall not, except to such extent as may be required by law, in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person who shall be entitled to such benefits, nor shall it be subject to attachment or legal process for or against such person; provided, however, any domestic relations order in existence with respect to benefits accrued prior to the Separation Date shall be honored and shall not be deemed in violation of this Section 10.2.

10.3. Affiliate Ceasing to be Such. In the event that any Employing Company shall cease to be an Affiliate, Participants employed by such Employing Company shall be treated as having incurred a Separation from Service and benefit payments shall be made pursuant to Article V.

10.4. No Rights Against the Company. The establishment of the Plan, any amendment or other modification thereof, or any payments hereunder, shall not be construed as giving to any Employee, Participant or Beneficiary any legal or equitable rights against Time Warner Inc., the Company, or any other Employing Company or former Employing Company, its shareholders, directors, officers or other employees, except as may be contemplated by or under the Plan including, without limitation, the right of any Participant or Beneficiary to be paid as provided under the Plan. Participation in the Plan does not give rise to any actual or implied contract of employment. A Participant or Beneficiary may be terminated at any time for any reason in accordance with the procedures of the Employing Company.

10.5. Withholding. Each Employing Company or former Employing Company or paying agent shall withhold any federal, state and local income or employment tax (including F.I.C.A. obligations for both social security and Medicare) which by any present or future law it is, or may be, required to withhold with respect to any payment pursuant to the Plan, with respect to any of its former or present Employees. The Committee shall provide or direct the provision of information necessary or appropriate to enable each such company to so withhold.

10.6. No Guarantee of Tax Consequences. The Benefits Officer, the Committee, the Company and any Employing Company or former Employing Company does not make any commitment or guarantee that any amounts accrued for the benefit of a Participant or Beneficiary will be excludible from the gross income of the Participant or Beneficiary the year accrued or paid for federal, state or local income or employment tax purposes, or that any other federal, state or local tax treatment will apply to or be available to any Participant or Beneficiary. It shall be the obligation of each Participant or Beneficiary to determine whether any accrual under the Plan is excludible from his or her gross income for federal, state and local income or employment tax purposes, and to take appropriate action if he or she has reason to believe that any such accrual is not so excludible.

10.7. Severability. If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

10.8. Governing Law; Interpretation. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of New York, to the extent not preempted by the laws of the United States. The Plan is intended to be an unfunded, non-qualified deferred compensation plan for a select group of management or highly compensated employees under Section 201(2) of ERISA. The Plan is also intended to comply with certain requirements of section 114 of chapter 4, Title 4 U.S.C.

10.9. Compliance with Section 409A of the Code. This Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. In furtherance thereof, no payments may be accelerated under the Plan other than to the extent permitted under Section 409A of the Code. To the extent that any provision of the Plan violates Section 409A of the Code such that amounts would be taxable to a Participant prior to payment or would otherwise subject a Participant to a penalty tax under Section 409A, such provision shall be automatically reformed or stricken to preserve the intent hereof. Notwithstanding anything herein to the contrary, (i) if at the time of a Participant’s Separation From Service the Participant is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Separation From Service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six (6) months following the Participant’s Separation From Service (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments due to a Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment compliant under Section 409A of the Code, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Committee, that does not cause such an accelerated or additional tax. The Committee shall implement the provisions of this Section 10.9 in good faith; provided that none of the Company, the Benefits Officer, the Committee nor any of the Company’s or its subsidiaries’ employees or representatives shall have any liability to Participants with respect to this Section 10.9.